Contact:	Media Relations Michele Davis 212 761 9621

For Immediate Release

Dennis M. Nally Elected to Morgan Stanley Board of Directors

NEW YORK, July 26, 2016 – Morgan Stanley (NYSE: MS) today announced that Dennis M. Nally has been elected to the Company’s Board of Directors, effective October 1, 2016.

Mr. Nally, 63, is the former Chairman of PricewaterhouseCoopers International Ltd. Prior to that, he was the Chairman and Senior Partner of the U.S. firm of PricewaterhouseCoopers LLP.

James Gorman, Chairman and CEO of Morgan Stanley, said, “I am very pleased to welcome Mr. Nally to our Board. He brings significant financial experience and risk management acumen, honed from his decades of experience advising multinational clients in navigating the global business environment. The Board, our management and our shareholders will greatly benefit from his insights and perspectives.”

James W. Owens, Chair of the Board’s Nominating and Governance Committee, said, “We extend a warm welcome to Mr. Nally as he joins our Board. We will all benefit from his leadership experience and global perspective.”

Mr. Nally joined the Detroit office of PricewaterhouseCoopers in 1974 and became a partner in 1985. He served in numerous leadership positions within the U.S. firm, including National Director of Strategic Planning, Audit and Business Advisory Services Leader, and Managing Partner. He is a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs. He is a member of the Duke Kunshan University Advisory Board, The Carnegie Hall Society Board of Trustees, and The Business Roundtable. He also serves as Vice Chair and Board member of the U.S. Council for International Business. Mr. Nally is a graduate of Western Michigan University, and also completed the Columbia University and Penn State University Executive Programs.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in more than 43 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

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